Exhibit 99.1

Media Inquiries:	Investor Inquiries:
Jason Saragian	Darrel Penner
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Owens Corning Reports First-Quarter 2010 Results

Strong First Quarter Drives Improved Outlook

•	Consolidated revenue increased 18 percent over 2009

•	Composites demonstrated strong operating leverage and profitability

•	Roofing momentum continued with margins of 24 percent

•	2010 adjusted EBIT outlook raised to as much as $450 million

TOLEDO, Ohio – April 28, 2010 – Owens Corning (NYSE: OC) today reported that consolidated net sales increased 18 percent to $1.3 billion in the first quarter of 2010, compared with $1.1 billion in the first quarter of 2009.

Owens Corning’s first-quarter 2010 adjusted earnings were $53 million, or $0.42 per adjusted diluted share, compared with $5 million, or $0.04 per adjusted diluted share, in the first quarter of 2009. The Company’s first-quarter 2010 net earnings were $48 million, or $0.38 per diluted share, compared with a net loss of $28 million, or a loss of $0.23 per diluted share, in the first quarter of 2009. See Tables 1, 2 and 3 for a discussion and reconciliation of these items.

The Composites segment increased profits in the first quarter, demonstrating strong operating leverage. In the Roofing business, the strong momentum continued into the first quarter of 2010 with an increase in earnings before interest and taxes (EBIT) of nearly one-third over the same period a year ago. The Insulation business performed as expected, narrowing its losses despite continued weakness in the U.S. housing market.

Consolidated First-Quarter 2010 Results

•

EBIT for the quarter ended March 31, 2010, was $83 million compared with an EBIT loss of $18 million during the same period in 2009. Adjusted EBIT (see Table 2) in the first quarter of 2010 was $97 million, compared with $32 million in the first quarter of 2009.

•	Gross margin as a percentage of net sales was 19 percent in the first quarter of 2010 compared with 15 percent in the first quarter of 2009.

•	The Company’s safety performance improved 20 percent in the first quarter of 2010 compared with 2009.

“Owens Corning is off to a strong start in 2010,” said Mike Thaman, chairman and chief executive officer. “We demonstrated leverage in our Composites business, driving a return to healthy profit levels. We continued our strong momentum in Roofing, generating first-quarter margins of 24 percent. Based on these results, we have raised our 2010 adjusted EBIT outlook to as much as $450 million, which is $100 million higher than our previous estimate.”

Outlook

Based on continued strong margins in the Roofing business and improved results for the Composites segment, Owens Corning expects that the Company’s 2010 adjusted EBIT could be as high as $450 million, which equates to an adjusted earnings per share of about $2.00.

In the Composites segment, the Company believes that overall demand will continue to trend upward as global industrial activity improves. The rate of market recovery remains uncertain. The Company expects to increase production to meet improved market demand, which will result in higher capacity utilization during the year as compared to 2009. Additionally, the Composites segment will continue to realize the benefit of various cost-reduction actions and prior price increases.

The Company expects strong momentum to continue in the Roofing business, as actions taken to increase margins in 2008 and 2009 will drive profitability in 2010. Owens Corning believes that margins in excess of 20 percent will be achieved in 2010.

The Company estimates that the Insulation business will narrow its losses in 2010, despite continued U.S. residential construction market weakness.

Cash taxes are expected to be below $35 million in 2010. The Company estimates a long-term effective tax rate of 25 percent based on the blend of its effective tax rates for its U.S. and non-U.S. operations.

General corporate expense in 2010 is estimated to be between $80 million and $90 million. General corporate expense includes corporate staff and activities not directly related to the operations of the Company’s segments. This estimate is higher than previous guidance due to increased performance-based compensation expense.

The Company currently estimates that depreciation and amortization expense will be approximately $325 million in 2010. Capital expenditures in 2010, excluding precious metal purchases, are estimated to be less than depreciation and amortization expense expected for the year. This level of investment will allow the Company to maintain its current asset platform and to complete the new Composites Reinforcements plant under construction in China.

Other Financial Items

•

At the end of the first quarter of 2010, Owens Corning had total debt less cash-on-hand of $1.7 billion, compared with $1.6 billion at the end of 2009. Total debt less cash-on-hand was higher compared with year end due to seasonal working capital needs.

•	Owens Corning’s cash-on-hand of $463 million and access to liquidity provide ample funds to meet the Company’s cash requirements.

•	Global capital and credit markets have materially improved and management is confident that the refinancing of the Company’s bank facilities will be completed well before the end of the year.

•	Owens Corning’s federal tax net operating loss carryforward was $2.5 billion at the end of the first quarter of 2010.

Business Segment Highlights

Composites

NET SALES

Substantially all of the increase in net sales was attributed to higher sales volumes. Demand in the Reinforcements business continued the sequential improvement that began in the first quarter of 2009. The impact of translating sales denominated in foreign currencies into the U.S. dollar also increased net sales, accounting for approximately 10 percent of the increase. Partially offsetting these increases were lower selling prices in the first quarter of 2010 as compared to the first quarter of 2009. Selling prices in the European Reinforcements business trended downward through the first nine months of 2009, but began to show some recovery in the fourth quarter of 2009. While selling prices across most markets rose in the first quarter of 2010, they were generally still below those seen in the first quarter of 2009.

EBIT

The improvement in EBIT was primarily due to higher sales volumes, including the impact of improved leverage of production capacity. During the quarter, the Company restarted capacity so that production levels were in line with sales volumes. Favorable translation rates on earnings denominated in foreign currencies also increased EBIT in 2010 as compared to 2009. These improvements were partially offset by unfavorable mix and lower selling prices in the first quarter of 2010 as compared to the first quarter of 2009, although selling prices have continued to increase in the first quarter.

Owens Corning continues to evaluate its global manufacturing network in the Composites segment to respond to current and future market demand. The Company put plans in place in the first quarter to downsize certain underutilized manufacturing facilities in Europe to improve its cost position in that region. Owens Corning recorded $13 million in charges in the first quarter of 2010 related to these actions. These charges were reported in the Corporate, Other and Eliminations category.

At the same time, the Company is making an investment to expand its existing manufacturing facility in Russia. This additional capacity will help Owens Corning serve an attractive market and support customers.

Building Materials

NET SALES

Net sales in the Building Materials segment were higher in the first quarter of 2010 than the same period in 2009. Substantially all of this increase was a result of higher sales in the Roofing business.

In the Roofing business, higher sales volumes increased net sales by more than 15 percent over the first quarter of 2009. Management believes that the higher volumes were primarily driven by customers restocking inventories from levels that were below normal at the end of 2009, as well as purchasing in advance of the Company’s announced price increase. In addition, mix was favorable in the first quarter of 2010 as compared to the first quarter of 2009. The net sales increase was partially offset by lower selling prices compared to the first quarter of 2009, driven by competitive pressures in the market. While selling prices have been relatively stable since the fourth quarter of 2008, they have fluctuated from quarter to quarter.

In the Insulation business, higher sales volumes outside of the United States accounted for the increase in net sales. Lagged U.S. housing starts for the first quarter of 2010 were 19 percent lower than those for the same period in 2009, according to data reported by the U.S. Census Bureau. Management estimates that residential insulation demand lags residential housing starts by approximately three months.

EBIT

EBIT for the Building Materials segment improved substantially in the current year, driven by improvements in the Roofing business.

In the Roofing business, higher sales volumes, including improved leverage of production capacity, increased EBIT by almost one-third over the first quarter of 2009. Additionally, the Roofing business realized benefits in unit margins from improved productivity, primarily in efficiency of raw materials usage and lower raw materials cost, particularly asphalt. Partially offsetting these EBIT improvements were lower first-quarter 2010 selling prices driven by competitive pressures in the market.

In the Insulation business, higher sales volumes outside of the United States accounted for substantially all of the increase in EBIT.

Next Earnings Announcement

Second-quarter 2010 results will be announced Wednesday, August 4, 2010.

Conference Call and Presentation

Wednesday, April 28, 2010

11 a.m. Eastern

All Callers

Live dial-in telephone number: U.S. 1-800-901-5259 or International 1-617-786-4514

Passcode: 52318745

(Please dial in 10 minutes before conference call start time.)

Live webcast: http://www.owenscorning.com/investors

Telephone replay available through May 5, 2010: U.S. 1-888-286-8010 or International 1-617-801-6888

Passcode: 91688823

Replay of webcast also available at: http://www.owenscorning.com/investors.

Presentation

To view the slide presentation during the conference call, please log on to the live webcast at www.owenscorning.com/investors.

About Owens Corning

Owens Corning (NYSE: OC) is a leading global producer of residential and commercial building materials, glass-fiber reinforcements and engineered materials for composite systems. A Fortune 500 Company for 56 consecutive years, Owens Corning is committed to driving sustainability by delivering solutions, transforming markets and enhancing lives. Founded in 1938, Owens Corning is a market-leading innovator of glass-fiber technology with sales of $4.8 billion in 2009 and about 16,000 employees in 28 countries on five continents. Additional information is available at www.owenscorning.com.

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those projected in these statements. Such factors include, without limitation: economic and political conditions, including new legislation or other governmental actions; levels of residential and commercial construction activity; competitive factors; pricing factors; weather conditions; our level of indebtedness; industry and economic conditions that affect the market and operating conditions of our customers, suppliers or lenders; availability and cost of energy and materials; availability and cost of credit; interest rate movements; issues related to acquisitions, divestitures and joint ventures; our ability to use our net operating loss carryforwards; achievement of expected synergies, cost reductions and/or productivity improvements; issues involving implementation of new business systems; foreign exchange fluctuations; research and development activities; difficulties in managing production capacity; labor disputes; and, factors detailed from time to time in the Company’s Securities and Exchange Commission filings. The information in this news release speaks as of the date April 28, 2010 and is subject to change. The Company does not undertake any duty to update or revise forward-looking statements. Any distribution of this news release after that date is not intended and will not be construed as updating or confirming such information.

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Table 1

Owens Corning and Subsidiaries

Consolidated Statements of Earnings (Loss)

(unaudited)

(in millions, except per share amounts)

	Three Months Ended March 31,
	2010	2009
NET SALES	$1,265	$1,074
COST OF SALES	1,029	916

Gross margin	236	158
OPERATING EXPENSES
Marketing and administrative expenses	124	124
Science and technology expenses	18	15
Charges related to cost reduction actions	6	22
Employee emergence equity program expense	—	6
Other expenses	5	9

Total operating expenses	153	176

EARNINGS (LOSS) BEFORE INTEREST AND TAXES	83	(18)
Interest expense, net	26	25

EARNINGS (LOSS) BEFORE TAXES	57	(43)
Income tax expense (benefit)	9	(14)

EARNINGS (LOSS) BEFORE EQUITY IN NET EARNINGS OF AFFILIATES	48	(29)
Equity in net earnings of affiliates	1	1

NET EARNINGS (LOSS)	49	(28)
Less: Net earnings attributable to noncontrolling interests	1	—

NET EARNINGS (LOSS) ATTRIBUTABLE TO OWENS CORNING	$48	$(28)

EARNINGS (LOSS) PER COMMON SHARE ATTRIBUTABLE TO OWENS CORNING COMMON STOCKHOLDERS
Basic	$0.38	$(0.23)
Diluted	$0.38	$(0.23)

WEIGHTED-AVERAGE COMMON SHARES
Basic	126.5	124.3
Diluted	127.5	124.3

Owens Corning follows the authoritative guidance referring to “Noncontrolling Interest in Consolidated Financial Statements,” effective January 1, 2009, which, among other things, changed the presentation format and certain captions of the Consolidated Statements of Earnings (Loss) and Consolidated Balance Sheets. Owens Corning uses the captions recommended by this standard in its Consolidated Financial Statements such as net earnings attributable to Owens Corning and diluted earnings per common share attributable to Owens Corning common stockholders. However, in the preceding release Owens Corning has shortened this language to net earnings and earnings per share (or a slight variation thereof), respectively.

Table 2

Owens Corning and Subsidiaries

EBIT Reconciliation Schedules

(unaudited)

For purposes of internal review of Owens Corning’s year-over-year operational performance, management excludes from net earnings attributable to Owens Corning certain items it believes are not the result of current operations. Additionally, management views net precious metal lease expense as a financing item included in net interest expense rather than as a product cost included in cost of sales. The adjusted financial measure resulting from these adjustments is used internally by Owens Corning for various purposes, including reporting results of operations to the Board of Directors, analysis of performance, and related employee compensation measures. Although management believes that these adjustments result in a measure that provides it a useful representation of its operational performance, the adjusted measure should not be considered in isolation or as a substitute for net earnings attributable to Owens Corning as prepared in accordance with accounting principles generally accepted in the United States.

Adjusting items are shown in the table below (in millions):

	Three Months Ended March 31,
	2010	2009
Net precious metal lease expense	$—	$(1)
Charges related to cost reduction actions and related items	(13)	(30)
Acquisition integration and transaction costs	(2)	(6)
Other	1	(7)
Employee emergence equity program expense	—	(6)

Total adjusting items	$(14)	$(50)

The reconciliation from net earnings (loss) attributable to Owens Corning to Adjusted EBIT is shown in the table below (in millions):

	Three Months Ended March 31,
	2010	2009
NET EARNINGS (LOSS) ATTRIBUTABLE TO OWENS CORNING	$48	$(28)
Less: Net earnings attributable to noncontrolling interests	1	—

NET EARNINGS (LOSS)	49	(28)
Equity in net earnings of affiliates	1	1

EARNINGS (LOSS) BEFORE EQUITY IN NET EARNINGS OF AFFILIATES	48	(29)
Income tax expense (benefit)	9	(14)

EARNINGS (LOSS) BEFORE TAXES	57	(43)
Interest expense, net	26	25

EARNINGS (LOSS) BEFORE INTEREST AND TAXES	83	(18)
Less: adjusting items from above	(14)	(50)

ADJUSTED EBIT	$97	$32

Table 3

Owens Corning and Subsidiaries

EPS Reconciliation Schedules

(unaudited)

(in millions, except per share data)

For purposes of internal review of Owens Corning’s year-over-year operational performance, management excludes from net earnings attributable to Owens Corning certain items it believes are not the result of current operations. Additionally, management views net precious metal lease expense as a financing item included in net interest expense rather than as a product cost included in cost of sales. The adjusted financial measures resulting from these adjustments are used internally by Owens Corning for various purposes, including reporting results of operations to the Board of Directors, analysis of performance and related employee compensation measures. Although management believes that these adjustments result in measures that provide it a useful representation of its operational performance, the adjusted measures should not be considered in isolation or as a substitute for net earnings attributable to Owens Corning as prepared in accordance with accounting principles generally accepted in the United States.

A reconciliation from net earnings attributable to Owens Corning to Adjusted Earnings, a reconciliation from diluted earnings per share to adjusted diluted earnings per share and a reconciliation from weighted-average shares outstanding used for basic earnings per share to adjusted diluted shares outstanding are shown in the tables below:

	Three Months Ended March 31,
	2010	2009
RECONCILIATION TO ADJUSTED EARNINGS
Net earnings (loss) attributable to Owens Corning	$48	$(28)
Adjustment to remove adjusting items	14	50
Adjustment to classify net precious metal lease expense as interest	—	(1)
Adjustment to tax expense to reflect an expected long-term rate of 25%*	(9)	(16)

ADJUSTED EARNINGS	$53	$5

RECONCILIATION TO ADJUSTED DILUTED EARNINGS PER SHARE ATTRIBUTABLE TO OWENS CORNING COMMON STOCKHOLDERS
DILUTED EARNINGS (LOSS) PER COMMON SHARE ATTRIBUTABLE TO OWENS CORNING COMMON STOCKHOLDERS	$0.38	$(0.23)
Convert to adjusted diluted earnings per share	—	0.01
Adjustment to remove adjusting items	0.11	0.40
Adjustment to classify net precious metal lease expense as interest	—	(0.01)
Adjustment to tax expense to reflect an expected long-term rate of 25%*	(0.07)	(0.13)

ADJUSTED DILUTED EARNINGS PER SHARE ATTRIBUTABLE TO OWENS CORNING COMMON STOCKHOLDERS	$0.42	$0.04

RECONCILIATION TO ADJUSTED DILUTED SHARES OUTSTANDING
Weighted-average shares outstanding used for basic earnings per share	126.5	124.3
Non-vested restricted shares	0.7	1.0
Options to purchase common stock	0.3	—
Shares related to employee emergence program	—	0.9

Adjusted diluted shares outstanding **	127.5	126.2

*	The company estimates a long-term sustainable effective tax rate of 25% based upon the projected blend of its U.S. and non-U.S. operations.
**	The employee emergence shares are reflected as outstanding because the employee emergence equity expense has been removed from adjusted earnings.

Table 4

Owens Corning and Subsidiaries

Consolidated Balance Sheets

(unaudited)

(in millions)

	March 31, 2010	Dec. 31, 2009
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$463	$564
Receivables, less allowances of $22 at March 31, 2010 and $23 at Dec. 31, 2009	743	552
Inventories	623	615
Other current assets	122	123

Total current assets	1,951	1,854
Property, plant and equipment, net	2,780	2,806
Goodwill	1,124	1,124
Intangible assets	1,166	1,169
Deferred income taxes	24	31
Other non-current assets	210	183

TOTAL ASSETS	$7,255	$7,167

LIABILITIES AND EQUITY
CURRENT LIABILITIES
Accounts payable and accrued liabilities	$972	$923
Short-term debt	1	11
Long-term debt – current portion	7	9

Total current liabilities	980	943
Long-term debt, net of current portion	2,184	2,177
Pension plan liability	336	340
Other employee benefits liability	297	295
Deferred income taxes	394	386
Other liabilities	137	143
Commitments and contingencies
Mandatorily redeemable noncontrolling interest	30	30
OWENS CORNING STOCKHOLDERS’ EQUITY
Preferred stock, par value $0.01 per share (a)	—	—
Common stock, par value $0.01 per share (b)	1	1
Additional paid in capital	3,853	3,847
Accumulated deficit	(691)	(739)
Accumulated other comprehensive deficit	(194)	(185)
Cost of common stock in treasury (c)	(106)	(104)

Total Owens Corning stockholders’ equity	2,863	2,820
Noncontrolling interests	34	33

Total equity	2,897	2,853

TOTAL LIABILITIES AND EQUITY	$7,255	$7,167

(a)	10 shares authorized; none issued or outstanding at March 31, 2010 and Dec. 31, 2009
(b)	400 shares authorized; 133.2 issued and 128.3 outstanding at March 31, 2010; 132.6 issued and 127.8 outstanding at Dec. 31, 2009
(c)	4.9 shares at March 31, 2010 and 4.8 shares at Dec. 31, 2009

Table 5

Owens Corning and Subsidiaries

Consolidated Statements of Cash Flows

(unaudited)

(in millions)

	Three Months Ended March 31,
	2010	2009
NET CASH FLOW USED FOR OPERATING ACTIVITIES
Net earnings (loss)	$49	$(28)
Adjustments to reconcile net earnings (loss) to cash used for operating activities:
Depreciation and amortization	80	84
Gain on sale of businesses and fixed assets	(2)	—
Impairment of long-lived assets	—	2
Deferred income taxes	5	(5)
Provision for pension and other employee benefits liabilities	7	6
Stock-based compensation expense	7	14
Other non-cash	(2)	12
Change in working capital	(158)	(360)
Pension fund contribution	(8)	(12)
Payments for other employee benefits liabilities	(6)	(6)
Other	1	5

Net cash flow used for operating activities	(27)	(288)

NET CASH FLOW USED FOR INVESTING ACTIVITIES
Additions to plant and equipment	(63)	(40)
Proceeds from the sale of assets or affiliates	5	3

Net cash flow used for investing activities	(58)	(37)

NET CASH FLOW PROVIDED BY (USED FOR) FINANCING ACTIVITIES
Proceeds from senior revolving credit facility	—	226
Payments on senior revolving credit facility	—	(30)
Proceeds from long-term debt	—	1
Payments on long-term debt	(3)	(5)
Net decrease in short-term debt	(9)	(11)
Purchases of treasury stock	(2)	—

Net cash flow provided by (used for) financing activities	(14)	181

Effect of exchange rate changes on cash	(2)	(2)
Net decrease in cash and cash equivalents	(101)	(146)
Cash and cash equivalents at beginning of period	564	236

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$463	$90

Table 6

Owens Corning and Subsidiaries

Segment and Business Information

(unaudited)

Composites

The table below provides a summary of net sales, EBIT and depreciation and amortization expense for the Composites segment (in millions):

	Three Months Ended March 31,
	2010	2009
Net sales	$463	$345
% change from prior year	34%	-48%

EBIT	$31	$(18)
EBIT as a % of net sales	7%	-5%

Depreciation and amortization expense	$27	$31

Building Materials

The table below provides a summary of net sales, EBIT and depreciation and amortization expense for the Building Materials segment and our businesses within this segment (in millions):

	Three Months Ended March 31,
	2010	2009
Net sales
Insulation	$294	$282
Roofing	530	457
Other	26	30
Eliminations	(3)	(3)

Total Building Materials	$847	$766
% change from prior year	11%	5%

EBIT
Insulation	$(35)	$(39)
Roofing	128	99
Other	(6)	(7)

Total Building Materials	$87	$53
EBIT as a % of net sales	10%	7%

Depreciation and amortization expense
Insulation	$27	$30
Roofing	10	11
Other	3	3

Total Building Materials	$40	$44